                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE

  BOSTON LIFE SCIENCES ANNOUNCES THE PUBLICATION OF THE RESULTS OF PHASE I/II
          STUDY OF ALTROPANE FOR THE DIAGNOSIS PF PARKINSON'S DISEASE



BOSTON, MA, APRIL 30, 1998. BOSTON LIFE SCIENCES, INC. (NASDAQ: BLSI) announced that the results of physician's sponsored Phase I/II study of Altropane (currently under development by BLSI) have been published in the current issue of the neuroscience journal Synapse (vol. 29). In addition to the article describing the results of this Phase I/II study, three additional articles relating to the usefulness of Altropane as a SPECT or PET imaging agent for the diagnosis of Parkinson's Disease (PD) were published in the same issue of Synapse.

In the clinical Phase I/II study, seven healthy volunteers and eight patients with early or moderate PD underwent SPECT scanning one hour after injection of Altropane. The summary abstract of the article in Synapse states: "In the healthy volunteers, Altropane accumulated rapidly and selectively in the striatum and yielded excellent quality images within one hour after injection...In all the PD patients, striatal accumulation was markedly reduced..." The reduction in striatal Altropane uptake in PD was statistically significantly reduced compared to healthy volunteers (p less than 0.001). The authors conclude "...In the future, this technique is likely to be of considerable value for detecting early PD, probing the fundamental pathophysiology of the disease, and for monitoring the effects of new and novel medical and surgical therapies."

The three additional articles, entitled "Altropane, a SPECT or PET Imaging Probe for Dopamine Neurons, I, II, and III" document the pre-clinical scientific work performed by scientists at Harvard Medical School and Organix, Inc., which supports the potential of Altropane as a clinically useful SPECT imaging agent.

"We believe that the simultaneous publication of these four articles in Synapse is indicative of the scientific and potential clinical importance of this product", stated Marc E. Lanser, MD, Chief Scientific Officer of BLSI. "We hope to confirm these encouraging results in our Phase III study, which we have designed to test the hypothesis that Altropane-SPECT scanning can reliably differentiate early PD from other movement disorders", added Dr. Lanser.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to Altropane, BLSI's products in clinical trials or in preclinical development include Troponin I, a natural anti-angiogenesis factor for the treatment of solid tumors; Therafectin, an oral drug for the treatment of Rheumatoid Arthritis; Axogenesis Factor 1 (AF1), a Central Nervous System (CNS) growth factor for the treatment of stroke and spinal cord injuries; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

For additional information contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200

                                       4